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                                                                    Exhibit 99.1

WILSHIRE REAL ESTATE INVESTMENT INC.
PRO FORMA FINANCIAL INFORMATION - NARRATIVE FORMAT

         The following unaudited pro forma financial information of Wilshire Real Estate Investment Inc. (the "Company") gives effect to the sale of properties to Madrona Park II, LLC as if the transaction occurred as of January 1, 1999 with respect to the unaudited pro forma operating information and as of June 30, 2000 with respect to the unaudited pro forma financial condition information.

         The unaudited pro forma financial information is not necessarily indicative of the results that might have been achieved by the Company if the sale had been consummated as of the indicated dates. The unaudited pro forma financial information should be read in conjunction with the historical consolidated financial statements of the Company, together with the related notes thereto, which were filed August 10, 2000 on Form 10-Q for the period ended June 30, 2000.

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         On October 10, 2000, the Company sold five retail buildings and an office complex/warehouse/distribution center, totaling 444,864 square feet, to Madrona Park II, LLC, an unaffiliated third party. The retail buildings are located in Salem, Milwaukie, Oak Grove, Tualatin and Gresham, all in the State of Oregon. The office complex/warehouse/distribution center is located in Wilsonville, Oregon. The properties were sold for approximately $28.8 million. The purchase price was determined through arms length negotiations between the Company and the buyer. As part of the sale, the buyer assumed debt of approximately $20.3 million.

The pro forma effect of this transaction on the June 30, 2000 statement of financial condition would have resulted in a decrease in total assets from $184.9 million to $167.1 million and a decrease in total liabilities from $131.1 million to $110.6 million. The decrease in total assets of $17.8 million is the result of the following: 1) sale of real estate with a carrying value of $25.6 million, 2) recovery of $0.2 million in reserve deposits included in Other Assets and 3) charge-off of $0.1 million in capitalized financing costs included in Other Assets relating to the original acquisition of the real estate sold. These amounts were offset, in part, by $8.1 million of additional cash provided by the pro forma effect of the disposed assets and the assumption of $20.3 million (on a pro forma basis) of long-term debt by the buyer.

     The pro forma effect of this transaction on Stockholders' Equity on June 30, 2000 would be an increase from $53.8 million to $56.4 million. The $2.6 million increase is due to the effect of adjusting retained earnings for the disposal of the assets.

     Additionally, the pro forma effect of these transactions would result in the following changes to the operations of the Company for the year ended December 31, 1999 and the six months ended June 30, 2000:

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         Decrease in net income from real estate operations of $0.9 million and
         $0.4 million for the year ended December 31, 1999 and the six months ended June 30, 2000, respectively.

         Decrease in portfolio service fees and expenses of $0.1 million for the year ended December 31, 1999.

         Increase in gain on sale of real estate of $1.9 million for the year ended December 31, 1999.

         Net loss for the year ended December 31, 1999 would have decreased from $26.6 million to $25.5 million. Basic and diluted net loss per share of $2.33 would decrease to $2.24 per share.

         Net income for the six months ended June 30, 2000 would have decreased from $4.9 million to $4.5 million. Basic and diluted earnings per share of $0.47 would decrease to $0.43 per share.


Certain statements contained herein may not be based on historical facts and are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended. Forward-looking statements which are based on various assumptions (some of which are beyond the Company's control) may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "anticipate," "continue" or similar terms or variations on those terms, or the negative of those terms. Actual results could differ materially from those set forth in forward-looking statements due to a variety of factors, including, but not limited to, those related to the economic environment, particularly the market areas in which the Company operates, the financial and securities markets and the availability of and costs associated with sources of liquidity, competitive products and pricing, the real estate market, fiscal and monetary policies of the U.S. government, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management and asset/liability management. Except as may be required by law, the Company does not undertake, and specifically disclaims any obligation, to publicly release the results of any revisions, which may be made to any forward-looking statements.